UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

MERUS N.V.

(Name of Subject Company)

MERUS N.V.

(Name of Person Filing Statement)

Common Shares, nominal value €0.09 per share

(Title of Class of Securities)

N5749R100

(CUSIP Number of Class of Securities)

Sven (Bill) Ante Lundberg

c/o Merus US, Inc.

139 Main St. Suite 302

Cambridge, MA 02142

(617) 401-4499

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the persons filing statement)

With a copy to:

Peter N. Handrinos

R. Scott Shean

Brian R. Umanoff

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

(617) 948-6000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Merus N.V. on September 29, 2025 (including all exhibits attached thereto) is incorporated herein by reference.